COSINE COMMUNICATIONS ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER ENDED DECEMBER 31, 2006

SAN JOSE, CALIF., March 23, 2007 -- CoSine Communications, Inc. (COSN.PK) today announced revenues of $1,361,000 and a net income of $449,000 or $0.04 per share for the year ended December 31, 2006 as compared to revenues of $3,315,000 and net loss of $1,218,000 or $0.12 loss per share for the year ended December 31, 2005. Revenues for the quarter ended December 31, 2006 were $128,000 and net income was $595,000, or $0.06 per share, as compared to revenues of $934,000 and a net income of $325,000 or $0.03 per share for the three months ended December 31, 2005.

Net income for the quarter and year ended December 31, 2006 included a $640,000 gain on liquidation of foreign subsidiaries. The gain is due to the cumulative effect of gains and losses of converting foreign subsidiaries financial statements into United States dollars. This gain, which had been deferred prior to the year ended December 31, 2006, was recognized in 2006 with the liquidation of the subsidiaries.

CoSine’s strategic plan is to redeploy its existing resources to identify and acquire new business operations. As a part of its strategic plan, CoSine completed the sale of its intellectual property and closed its customer service operations effective December 31, 2006.

About Cosine Communications

CoSine Communications was founded in 1998 as a global telecommunications equipment supplier to empower service providers to deliver a compelling portfolio of managed, network-based IP and broadband services to consumers and business customers. CoSine has ceased its customer service operations effective December 31, 2006. CoSine’s strategic plan is to redeploy its existing resources to identify and acquire new business operations. CoSine’s redeployment strategy will involve the acquisition of one or more operating businesses with existing or prospective taxable earnings. This strategy may allow CoSine to realize future cash flow benefits from its net operating loss carry-forwards (“NOLs”). As of this date, no candidates have been identified, and no assurance can be given that CoSine will find suitable candidates, and if it does, that it will be able to utilize its existing NOLs.

Safe Harbor Warning

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine's expected financial performance, exploration of strategic alternatives, and business outlook, expected performance and developments. CoSine uses words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, Cosine’s ability to identify and effectuate desirable strategic acquisitions, the time and costs required to explore and investigate possible transactions and other corporate actions, management and board interest in and distraction due to exploring and investigating strategic alternatives, the reactions, either positive or negative, of investors, competitors, customers, employees and others to CoSine exploring and executing possible strategic acquisitions. A detailed discussion of these factors and other risks that affect CoSine's business is contained in its SEC filings, including its most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. CoSine undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

For additional information contact:

CoSine Communications, Inc.
Terry Gibson
(408) 236-7518
E-mail: Terry.Gibson@Cosinecom.com

CoSine Communications, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Twelve months ended		Twelve months ended
	Dec 31,		Dec 31,
	2006	2005	2006	2005

Revenue:
Product	$ -	$ -	$ -	$ 216
Service	128	934	1,361	3,099
Total revenue	128	934	1,361	3,315
Cost of revenue	194	504	1,663	2,049

Gross profit (loss)	(66)	430	(302)	1,266

Operating expenses:
Research and development	-	-	-	103
Sales and marketing	-	-	-	105
General and administrative	410	402	1,316	3,227
Restructuring and impairment charges (credits)	-	-	-	(91)
Total operating expenses	410	402	1,316	3,344

Income (Loss) from operations	(476)	28	(1,618)	(2,078)

Interest income and expense and other, net	1,019	162	2,015	632

Income (Loss) before income tax benefit	543	190	397	(1,446)

Income tax benefit	(52)	(135)	(52)	(228)

Net Income (Loss)	$595	$325	$449	$(1,218)

Basic net income (loss) per share	$0.06	$0.03	$0.04	$(0.12)

Diluted net income (loss) per share	$0.06	$0.03	$0.04	$(0.12)
Shares used in computing basic net loss per share
Basic	10,091	10,091	10,091	10,094
Diluted	10,096	10,091	10,096	10,094

CoSine Communications, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31, 2006 (1)	December 31, 2005 (1)

ASSETS
Current assets:
Cash and cash equivalents	$5,207	$12,417
Short-term investments	17,650	10,749
Accounts receivable, trade	55	96
Other receivables	68	209
Prepaid expenses and other current assets	56	119
Total current assets	23,036	23,590
Long-term deposits	-	250
	$23,036	$23,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$320	$237
Other accrued liabilities	239	874
Deferred revenue	-	126
Total current liabilities	559	1,237
Total liabilities	559	1,237

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	538,987	538,947
Accumulated other comprehensive income	17	632
Accumulated deficit	(516,528)	(516,977)
Total stockholders’ equity	22,477	22,603
	$23,036	$23,840

1 Amounts are derived from the December 31, 2006 and 2005 audited financial statements.